Exhibit 99.2

Strongbridge Biopharma plc Provides Corporate Update

~ Company Reported Positive and Statistically Significant Top-Line Results from the Pivotal Phase 3 LOGICS Study of RECORLEV® (levoketoconazole) for the Treatment of Endogenous Cushing’s Syndrome; To View the Complete Earlier Announcement, Visit the Company’s Website ~

~ Company Anticipates Submitting a New Drug Application (NDA) for RECORLEV® (levoketoconazole) to the FDA in the First Quarter of 2021 ~

~ Reports Unaudited KEVEYIS® (dichlorphenamide) July and August 2020 Combined Revenue of Approximately $5.5 Million Resulting in 2020 Year-to-Date Unaudited Revenue of Approximately $20 Million, a 39 Percent Increase Over Revenue for the Same Period in 2019 ~

~ Given Continued Strong Performance, Company is Increasing KEVEYIS® (dichlorphenamide) Full-Year Revenue Guidance for 2020 to $28 Million to $29 Million from $22 Million to $26 Million ~

~ Positive Top-Line Results from the LOGICS Study Provides the Option to Draw an Additional $10 Million from Existing Debt Facility in the Fourth Quarter of 2020; Through Both Cash On-Hand and Potential Available Borrowing Capacity, Strongbridge Expects it Can Fund Its Operations Through the First Quarter of 2022 ~

~ Company to Host Conference Call Today at 8:30 a.m. ET ~

Dublin, Ireland and Trevose, Pa., September 8, 2020 – Strongbridge Biopharma plc, (Nasdaq: SBBP), a global commercial-stage biopharmaceutical company focused on the development and commercialization of therapies for rare diseases with significant unmet needs, today provided a corporate update, including the announcement of positive and statistically significant top-line results from the Phase 3 LOGICS study.

“The reporting of positive and statistically significant top-line results earlier today from the Phase 3 LOGICS study of RECORLEV® (levoketoconazole) is a significant achievement for Strongbridge. If approved, we believe that RECORLEV has the potential to be a $250 million to $350 million annual peak sales product in the U.S. alone,” said John H. Johnson, chief executive officer of Strongbridge Biopharma. “Additionally, given the continued strong performance that we are seeing with KEVEYIS® (dichlorphenamide) during the first two months of the third quarter, the Company is increasing its full-year revenue guidance for 2020 to $28 million to $29 million. With continued market exclusivity, we believe that KEVEYIS has the potential to exceed peak sales of $50 million annually. The positive LOGICS top-line data and the KEVEYIS revenue performance demonstrate the forward momentum of the organization and our ability to advance meaningful therapeutic options for rare disease communities. As we work through the regulatory approval process for RECORLEV, we will be continuing our transformation into a multi-product, commercial-stage biopharmaceutical company with a portfolio of differentiated products to address the unmet needs of patients with rare neuromuscular and rare endocrine diseases. Importantly, I am extremely proud of Strongbridge’s recent progress driven by our talented employees, especially in light of the challenges posed by the ongoing COVID-19 pandemic.”

Corporate and Financial Highlights:

Rare Endocrine Franchise: RECORLEV® (levoketoconazole)

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To view Strongbridge’s complete announcement earlier today regarding the Phase 3 LOGICS top-line study results, please visit the Company’s website at: https://investors.strongbridgebio.com/press-releases.

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Earlier today, Strongbridge reported positive and highly statistically significant top-line results from the Phase 3 LOGICS study, which met its primary endpoint. At the end of the randomized-withdrawal phase of the LOGICS study, 54.5 percent more patients who were withdrawn to placebo had a loss of prior-established mean urinary free cortisol (mUFC) response as compared with those who remained on RECORLEV (95.5 percent vs 40.9 percent respectively; p=0.0002).

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Additionally, the secondary endpoint of normalization of mUFC at the end of the randomized-withdrawal phase was also highly statistically significant with 45.5 percent more patients treated with RECORLEV maintaining mUFC normalization in the active arm than the placebo arm (50.0 percent vs 4.5 percent respectively; p=0.0015).

•	RECORLEV was generally well tolerated with a safety and tolerability profile comparable to the profile observed in the Phase 3 SONICS study.
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The Company continues to anticipate that it will submit a New Drug Application (NDA) for RECORLEV to the U.S. Food & Drug Administration in the first quarter of 2021; with a 10-month PDUFA review cycle, and if approved, the launch of RECORLEV is anticipated in the first quarter of 2022.

Rare Neuromuscular Franchise: KEVEYIS® (dichlorphenamide)

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Strongbridge reports unaudited KEVEYIS® July and August 2020 combined revenue of approximately $5.5 million, resulting in 2020 year-to-date unaudited revenue of approximately $20 million, which is a 39 percent increase over revenue of $14.4 million for the January through August period in 2019.

•	The Company increased KEVEYIS full-year revenue guidance for 2020 to $28 million to $29 million from $22 million to $26 million.

Financial Updates

•	Strongbridge had approximately $60 million of cash, cash equivalents and marketable securities and had drawn $10 million in debt under its existing debt facility as of June 30, 2020.
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The positive results achieved for the LOGICS study provide the Company with the option to draw an additional $10 million from the existing debt facility in the fourth quarter of 2020; and upon FDA approval of RECORLEV, an additional $10 million would potentially become available under the facility.

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Assuming the availability and full draw-down of the remaining $20 million from the debt facility, along with cash on-hand, the Company expects that it can fund its operations through the first quarter of 2022.

Upcoming Activities

•	Management plans to present at two upcoming virtual investor healthcare conferences:
o	Cantor Fitzgerald Healthcare Team’s Virtual Global Healthcare Conference on Tuesday, September 15, 8:40 – 9:10 a.m. EDT
•	To view the Company ' s presentation visit: https://www.cantor.com/global-healthcare-2020/
o	H.C. Wainwright & Co’s Annual Global Investment Conference on Wednesday, September 16, 9:00 – 9:20 a.m. EDT
•	To view the Company ' s presentation visit: https://hcwevents.com

Conference Call Details

Strongbridge will host a conference call on Tuesday, September 8 at 8:30 a.m. ET. To access the live call, dial (844) 285-7153 (domestic) or (478) 219-0180 (international) with conference ID 9054039. Dial-in participants are encouraged to dial-in 15 minutes in advance of the call to help minimize technical delays associated with potentially higher than normal call volumes. The conference call will also be audio webcast from the Company’s website at www.strongbridgebio.com under the “Investor/Webcasts and Presentations” section. A replay of the call will be made available for one week following the conference call. To hear a replay of the call, dial (855) 859-2056 (domestic) or (404) 537-3406 (international) with conference ID 9054039.

About Strongbridge Biopharma

Strongbridge Biopharma is a global commercial-stage biopharmaceutical company focused on the development and commercialization of therapies for rare diseases with significant unmet needs. Strongbridge’s rare endocrine franchise includes RECORLEV® (levoketoconazole), a cortisol synthesis inhibitor currently being studied in Phase 3 clinical studies for the treatment of endogenous Cushing’s syndrome, and veldoreotide extended release, a pre-clinical next-generation somatostatin analog being investigated for the treatment of acromegaly and potential additional applications in other conditions amenable to somatostatin receptor activation. Both RECORLEV and veldoreotide have received orphan drug designation from the FDA and the European Medicines Agency. The Company’s rare neuromuscular franchise includes KEVEYIS® (dichlorphenamide), the first and only FDA-approved treatment for hyperkalemic, hypokalemic, and related variants of primary periodic paralysis. KEVEYIS has orphan drug exclusivity in the United States.

About KEVEYIS

KEVEYIS® (dichlorphenamide) is indicated for the treatment of primary hyperkalemic periodic paralysis, primary hypokalemic periodic paralysis, and related variants. In clinical studies, the most common side effects of KEVEYIS were a numbness or tingling, difficulty thinking and paying attention, changes in taste, and confusion. These are not all of the possible side effects that you may experience with KEVEYIS. Talk to your doctor if you have any symptoms that bother you or do not go away. You are encouraged to report side effects to Strongbridge Biopharma at 1-855-324-8912, or to the FDA at 1-800-FDA-1088 or visit www.fda.gov/medwatch. For additional KEVEYIS important safety information and the full prescribing information visit www.keveyis.com.

About RECORLEV

RECORLEV® (levoketoconazole) is an investigational cortisol synthesis inhibitor in development for the treatment of patients with endogenous Cushing’s syndrome, a rare but serious and potentially lethal endocrine disease caused by chronic elevated cortisol exposure. RECORLEV is the pure 2S,4R enantiomer of ketoconazole, a steroidogenesis inhibitor. RECORLEV has demonstrated in two successful Phase 3 studies to significantly suppress serum cortisol and has the potential to be a next-generation cortisol inhibitor.

The Phase 3 program for RECORLEV includes SONICS and LOGICS: two multinational studies designed to evaluate the safety and efficacy of RECORLEV when used to treat endogenous Cushing’s syndrome. The SONICS study met its primary and secondary endpoints, demonstrating a statistically significant normalization rate of urinary free cortisol at six months. The LOGICS study, which met its primary endpoint, is a double-blind, placebo-controlled randomized-withdrawal study of RECORLEV that is designed to supplement the long-term efficacy and safety information supplied by SONICS. The ongoing long-term open label OPTICS study will gather further useful information related to the long-term use of RECORLEV.

RECORLEV has received orphan drug designation from the FDA and the European Medicines Agency for the treatment of endogenous Cushing’s syndrome.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. The words “anticipate,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “project,” “target,” “will,” “would,” or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. All statements, other than statements of historical facts, contained in this press release, are forward-looking statements, including statements related to KEVEYIS revenue through August 2020 and KEVEYIS full-year revenue guidance, expected cash runway and potential future borrowings, the top-line data from the LOGICS study, potential advantages of RECORLEV, status of clinical trials, the anticipated timing for the submission of an NDA for RECORLEV to the FDA and the potential launch of RECORLEV (if approved), the potential annual peak sales if RECORLEV and KEVEYIS, Strongbridge’s strategy, plans, outcomes of product development efforts and objectives of management for future operations. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed in such statement, including risks and uncertainties associated with clinical development and the regulatory approval process, the reproducibility of any reported results showing the benefits of RECORLEV, the adoption of RECORLEV by physicians, if approved, as treatment for any disease and the emergence of unexpected adverse events following regulatory approval and use of the product by patients.  Additional risks and uncertainties relating to Strongbridge and its business can be found under the heading “Risk Factors” in Strongbridge’s Annual Report on Form 10-K for the year ended December 31, 2019 and its subsequent Quarterly Reports on Form 10-Q as well as its other filings with the SEC. These forward-looking statements are based on current expectations, estimates, forecasts and projections and are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors. The forward-looking statements contained in this press release are made as of the date of this press release, and Strongbridge Biopharma does not assume any obligation to update any forward-looking statements except as required by applicable law.

Contacts:

Corporate and Media Relations
Elixir Health Public Relations
Lindsay Rocco
+1 862-596-1304
lrocco@elixirhealthpr.com

Investor Relations
Solebury Trout
Mike Biega
+1 617-221-9660
mbiega@soleburytrout.com